EXHIBIT 5.1

                             [Akin Gump letterhead]
                                 July ___, 2002

                                                        DRAFT. Subject to review
                                                           and comment by AGSH&F
                                                         Legal Opinion Committee

Metropolis Realty Holdings LLC
c/o Capital Trust, Inc.
410 Park Avenue
New York, New York  10022

            Re: Metropolis Realty Holdings LLC, Form S-4 Information Statement - Registration Statement (Commission No. 333-89142)

Ladies and Gentlemen:

      We have acted as special counsel to Metropolis Realty Holdings LLC, a Delaware limited liability company (the "Company"), in connection with the registration, pursuant to a registration statement on Form S-4, as amended (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), of the offering and sale by the Company of 13,004,946 limited liability company units (the "Company Units") of the Company.

      We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

      Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that when the Registration Statement relating to the Company Units has become effective under the Act, the terms of the sale of the Company Units have been duly established in conformity with the Company's certificate of formation and, when issued, sold and delivered as described in the Registration Statement, the Company Units will be duly authorized and validly issued and are fully paid and free from any statutory preemptive or similar rights.

      The opinion and other matters in this letter are qualified in their entirety and subject to the following:

Metropolis Realty Holdings LLC
July __, 2002
Page 2

A. We express no opinion as to the laws of any jurisdiction other than any published constitutions, treaties, laws, rules or regulations or judicial or administrative decisions ("Laws") of the Laws of the Limited Liability Company Law of the State of Delaware.

B. This law firm is a registered limited liability partnership organized under the laws of the State of Texas.

C. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. We assume herein no obligation, and hereby disclaim any obligation, to make any inquiry after the date hereof or to advise you or any future changes in the foregoing or of any fact or circumstances that may hereafter come to our attention.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus forming a part of the Registration Statement under the caption "Legal Matters". In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement.

                                                Very truly yours,

                                                     *****DRAFT*****

                                       AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.


                                       2